Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS STRONG IMPROVEMENT IN ADJUSTED NET INCOME FOR FULL YEAR AND FOURTH QUARTER FISCAL 2011

•

Net sales increased 37.5% to $2.2 billion for fiscal 2011, compared with $1.6 billion in fiscal 2010, and $578.1 million for the quarter, compared with $476.2 million in last year’s fourth quarter, an increase of 21.4%

•

Fiscal 2011 net income of $41.0 million compared with net income of $43.9 million in fiscal 2010, and $5.9 million for the quarter compared with net income of $7.9 million in last year’s fourth quarter

•

Company reports a 20.3% increase in fiscal 2011 adjusted net income of $58.0 million, excluding certain one-time charges and acquisition-related items, compared with adjusted net income of $48.2 million in fiscal 2010

AKRON, Ohio – October 26, 2011 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the full year and the fiscal 2011 fourth quarter ended August 31, 2011. The Company reported full-year net income of $41.0 million, or $1.32 per diluted share, compared with $43.9 million, or $1.57 per diluted share, last year.

For the fourth quarter, the Company reported net income of $5.9 million, or $0.19 per diluted share, compared with $7.9 million, or $0.25 per diluted share, for the same period last year. The translation effect of foreign currencies favorably affected net income by $1.5 million in the fourth quarter of fiscal 2011.

The Company’s full-year and fourth-quarter 2011 net income and adjusted net income were negatively impacted by the previously announced special charges related to a dispute settlement and a harmonization of the methodology employed by the Company to calculate inventory reserves. These charges totaled $5.8 million after taxes, or $0.19 per diluted share, for the full year and fourth quarter of 2011.

Reported gross profit for the quarter was $71.0 million, an increase of $11.5 million from the gross profit of $59.5 million a year ago. The increase in gross profit was a result of improvement in the masterbatch product family across all segments. The currency translation effect favorably impacted gross profit by $6.8 million, which was offset by a $3.1 million charge related to the inventory reserve methodology harmonization.

The Company uses non-GAAP financial measures, such as net income excluding certain items (“adjusted net income”) and net income per diluted share excluding certain items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company and to allocate resources. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for reconciliation of non-GAAP measures to the nearest comparable GAAP results. Results in the following discussion exclude the one-time charges and acquisition-related items.

Net sales increased 37.5% to $2.2 billion for fiscal 2011, compared with $1.6 billion in fiscal 2010. The primary driver behind the net sales increase was the full-year impact of the ICO acquisition. Adjusted net income was $58.0 million, or $1.86 per diluted share, for fiscal 2011, compared with $48.2 million, or $1.72 per diluted share, a year ago. The adjusted net income improvement was primarily a result of including a full year of ICO results, as well as improved operating performance. EBITDA, excluding certain items, increased to $121.6 million in fiscal 2011 from $92.8 million a year ago, reflecting the profitability improvement during the fiscal year.

“We are pleased that we achieved strong results for fiscal 2011 as margins improved across all of our businesses during the fourth quarter, and we are also seeing the positive results of the aggressive and decisive actions we have taken to mitigate the effects of the weakening global economic environment,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Throughout a year of unsettled global markets, we focused on continuous improvement in our organization while continuing to realign our manufacturing capacity to effectively utilize the existing assets, and expanding our product offerings. We also saw the expected contributions from our recent acquisitions, which have allowed us to expand our global operations and enhance our capabilities to serve growing, profitable and high-margin markets.”

Gingo continued, “Additionally, we were able to increase our quarterly dividend by 10%, to $0.17 per common share, providing our shareholders with a strong yield in addition to an investment with solid growth opportunities. This increase in the dividend and our repurchase of 1.6 million shares under the current authorized program demonstrates the Company’s high level of confidence in our strong cash generation capability and our ability to execute on our long-term strategic master plan. We believe that the combination of increasing the dividend, executing our share repurchase program, exploring strategic acquisition opportunities, and investing in our internal growth projects provides our shareholders with a very attractive investment in A. Schulman.”

For the 2011 fourth quarter, net sales were $578.1 million, an increase of 21.4% compared with $476.2 million for the comparable period last year. Volume of 512 million pounds for the quarter declined from 525 million pounds a year ago. The increase in net sales was driven primarily by a 24.6% increase in price per pound and a favorable foreign currency translation.

Gross profit for the quarter was $71.4 million, compared with $60.9 million last year, an increase of 17.2%. The inventory reserve methodology harmonization charge of $3.1 million negatively impacted gross margins for the fourth quarter of 2011.

Selling, general and administrative (SG&A) expense for the fiscal 2011 fourth quarter was $51.8 million, an increase of $6.5 million compared with $45.3 million in the fiscal 2010 fourth quarter. The increase in SG&A is primarily due to the impact of the $3.0 million dispute settlement and $4.4 million of foreign currency effect.

For the fourth quarter, the Company had adjusted net income of $15.0 million, or $0.49 per diluted share, compared with $11.7 million, or $0.37 per diluted share, for the same period last year.

Europe, Middle East and Africa (EMEA) – For the full year, net sales in the EMEA segment were $1.5 billion, an increase of $0.4 billion from $1.1 billion last year. Operating income was $86.7 million, an increase of 24.9% from $69.4 million a year ago. The increase in net sales was primarily due to the ICO acquisition, along with a 17.2% improvement in average selling price per pound. The impact of including a full year of ICO contributed $11.2 million to operating income for the year.

In the fiscal 2011 fourth quarter, net sales were $394.8 million, an increase of $76.4 million, or 24.0%, compared with the prior-year period. The increase was primarily the result of a 27.8% increase in selling prices per pound with favorable product mix offset by a decrease in volume. Volume for the quarter was 312 million pounds, a decrease of 3.0% from the prior-year period, primarily related to the masterbatch product family. The foreign currency impact increased net sales by approximately 13.6%.

Gross profit was $46.9 million for the quarter, up from $37.6 million a year ago as a result of the increase in selling prices per pound and favorable product mix. Operating income was $19.8 million, up from $12.6 million in the prior-year quarter, due to the increase in gross profit offset by an increase of $2.1 million in SG&A. The increase in SG&A was primarily due to the negative effects of foreign currency translation of $3.3 million offset by reduced spending during the quarter. The foreign currency effect favorably impacted operating income by $5.6 million.

Americas – For the full year, the Americas reported net sales of $516.8 million, an increase of 42.4% from $363.0 million last year, as a result of including a full year of ICO results in fiscal 2011 compared with four months in fiscal 2010. Annual operating income was $14.0 million, an increase of 16.7% from $12.0 million last year. The impact of including a full year of ICO contributed $15.2 million to operating income for the year.

Net sales in the Americas were $145.2 million in the fiscal 2011 fourth quarter, an increase of $20.4 million, or 16.3%, from $124.8 million a year ago due to an increase in selling price per pound of 18.2%. Foreign currency effect favorably impacted net sales by $5.1 million. Volume for the quarter was 167 million pounds, a slight decrease from 170 million pounds a year earlier.

Gross profit was $19.9 million for the quarter, compared with $19.1 million a year ago. The increase was due to improved gross profit per pound in the masterbatch and specialty powders product families, offset by lower gross profit per pound in the engineered plastics product families. Operating income was $1.9 million during the quarter, compared with $7.0 million in the prior-year period. The decrease in operating income was a result of an increase in SG&A expense of $5.9 million related to acquisitions and $3.0 million charge related to a settlement involving a business relationship.

Asia Pacific (APAC) – For the full year, APAC reported net sales of $142.1 million, an increase of 67.4% from $84.9 million last year, and operating income of $5.6 million, an increase of

86.7% from $3.0 million last year. The increase in net sales was primarily due to the ICO acquisition and higher selling prices per pound, while the improvement in operating income was due to an increase in gross profit offset by a $3.0 million increase in SG&A expenses. Excluding ICO, operating income was $7.0 million for fiscal 2011.

Net sales were $38.1 million for the quarter, an increase of 15.5% from $33.0 million a year ago due to an increase of approximately 19.2% in selling price per pound. The foreign currency effect increased net sales by $5.8 million. Volume for the quarter was 33 million pounds, a decrease of approximately 3.2% from a year earlier. Volume decreased in Australia while the rest of the APAC segment increased compared with the prior year as a result of stronger customer demand.

Gross profit increased to $4.6 million, compared with $4.2 million in the fourth quarter of last year, primarily due to an increase of $1.0 million in the masterbatch product families offset by the Australia specialty powders product family. Operating income was $1.7 million, up from $0.5 million a year ago, as a result of the increase in gross profit and a decrease in SG&A expense.

Cash Flow from Operations and Working Capital

The Company’s liquidity position remains strong. Cash flow from operations was $68.9 million for fiscal 2011, compared with $4.4 million for the previous year. Working capital improved to 60 days at the end of fiscal 2011, compared with 61 days a year earlier. Net debt (total debt less cash and cash equivalents) increased to $40.4 million from $32.0 million a year ago. In recognition of the Company’s strong cash position, the Board of Directors declared a quarterly dividend of $0.17 per share, an increase of 10%, as announced October 14, 2011.

As of October 10, 2011, the Company repurchased $30 million, or approximately 1.6 million shares, under the current authorization plan. The Company has remaining authorization to repurchase an additional $70 million of common stock under the board-approved program.

Fiscal 2012 Guidance and Business Outlook

“If the global economy and demand remain steady, we are confident that our recent actions will result in increased profitability for the Company in fiscal 2012. However, we live with significant volatility in the global macroeconomic environment that challenges us on a daily basis. Given the climate we face, which limits our visibility, we have decided to forgo providing specific guidance for fiscal 2012. We will continue to update our investors with changing trends throughout the year,” Gingo said.

The Company will continue to provide appropriate updates against its 2015 long-term targets as well as any interim directional guidance that is appropriate and meaningful.

Conference Call on the Web

A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2011 fourth-quarter earnings can be accessed at 11 a.m. Eastern time on October 27, 2011, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Use of Non-GAAP Financial Measures

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are adjusted net income, net income per diluted share excluding certain items and EBITDA. The most directly comparable GAAP financial measures are net income and net income per diluted share. Tables included in this earnings release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure.

A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

About A. Schulman, Inc.

Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 3,000 people and has 35 manufacturing facilities globally. Additional information about A. Schulman can be found at www.aschulman.com.

Cautionary Note on Forward-Looking Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

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worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

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volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global auto market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K and the most recent Form 10-Q. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

SHLM_ALL

Contact information:

Jennifer K. Beeman

Director of Corporate Communications & Investor Relations

A. Schulman, Inc.

3550 W. Market St.

Akron, Ohio 44333

Tel: 330-668-7346

email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended August 31,		Year ended August 31,
	2011	2010	2011	2010
	Unaudited (In thousands, except per share data)
Net sales	$578,087	$476,224	$2,192,955	$1,590,443

Cost of sales	507,042	416,736	1,907,409	1,357,575
Selling, general and administrative expenses	52,325	46,773	206,406	179,821
Interest expense	1,724	1,661	6,453	5,010
Interest income	(331)	(693)	(922)	(1,345)
Foreign currency transaction (gains) losses	197	495	1,595	884
Other (income) expense	354	(271)	(1,720)	(2,425)
Asset impairment	6,225	37	8,150	5,668
Restructuring expense	2,338	2,545	8,117	5,054
Curtailment (gains) losses	—	270	—	270

Total costs and expenses, net	569,874	467,553	2,135,488	1,550,512

Income from continuing operations before taxes	8,213	8,671	57,467	39,931
Provision (benefit) for U.S. and foreign income taxes	2,107	565	15,782	(4,419)

Income from continuing operations	6,106	8,106	41,685	44,350
Loss from discontinued operations	—	(225)	—	(239)

Net income	6,106	7,881	41,685	44,111
Noncontrolling interests	(248)	(10)	(689)	(221)

Net income attributable to A. Schulman, Inc.	$5,858	$7,871	$40,996	$43,890

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Weighted-average number of shares outstanding:
Basic	30,637	31,329	30,978	27,746
Diluted	30,721	31,490	31,141	27,976

Earnings per share of common stock attributable to A. Schulman, Inc. – Basic:
Income from continuing operations	$0.19	$0.26	$1.32	$1.59
Loss from discontinued operations	—	(0.01)	—	(0.01)

Net income attributable to common stockholders	$0.19	$0.25	$1.32	$1.58

Earnings per share of common stock attributable to A. Schulman, Inc. – Diluted:
Income from continuing operations	$0.19	$0.26	$1.32	$1.58
Loss from discontinued operations	—	(0.01)	—	(0.01)

Net income attributable to common stockholders	$0.19	$0.25	$1.32	$1.57

Cash dividends declared per common share	0.155	0.150	0.620	0.600

A. SCHULMAN, INC.

CONSOLIDATED BALANCE SHEETS

	August 31, 2011	August 31, 2010
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$155,753	$122,754
Accounts receivable, net	347,036	282,953
Inventories, average cost or market, whichever is lower	264,747	209,228
Prepaid expenses and other current assets	34,376	29,128

Total current assets	801,912	644,063

Property, plant and equipment, at cost:
Land and improvements	30,826	30,891
Buildings and leasehold improvements	165,267	158,076
Machinery and equipment	382,828	357,270
Furniture and fixtures	41,860	37,078
Construction in progress	12,967	4,996

Gross property, plant and equipment	633,748	588,311
Accumulated depreciation and investment grants of $815 in 2011 and $744 in 2010	399,448	349,348

Net property, plant and equipment	234,300	238,963

Other assets:
Deferred charges and other noncurrent assets	35,947	31,873
Goodwill	91,753	84,064
Intangible assets	76,075	72,352

Total other assets	203,775	188,289

Total assets	$1,239,987	$1,071,315

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$254,405	$195,977
U.S. and foreign income taxes payable	11,072	6,615
Accrued payroll, taxes and related benefits	44,560	46,492
Other accrued liabilities	50,608	41,985
Short-term debt	11,550	60,876

Total current liabilities	372,195	351,945
Long-term debt	184,598	93,834
Pension plans	84,673	86,872
Other long-term liabilities	24,161	25,297
Deferred income taxes	20,055	20,227

Total liabilities	685,682	578,175

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $1 par value, authorized – 75,000 shares, issued – 47,816 shares in 2011 and 47,690 shares in 2010	47,816	47,690
Other capital	254,184	249,734
Accumulated other comprehensive income (loss)	50,007	(6,278)
Retained earnings	541,256	519,649
Treasury stock, at cost, 17,207 shares in 2011 and 16,205 in 2010	(344,759)	(322,777)

Total A. Schulman, Inc. stockholders’ equity	548,504	488,018
Noncontrolling interests	5,801	5,122

Total equity	554,305	493,140

Total liabilities and equity	$1,239,987	$1,071,315

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended August 31,
	2011	2010
	Unaudited (In thousands)
Operating
Net income	$41,685	$44,111
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	40,274	27,449
Deferred tax provision	1,261	(25,742)
Pension, postretirement benefits and other deferred compensation	(909)	10,739
Net (gains) losses on asset sales	(140)	96
Asset impairment	8,150	5,668
Curtailment (gains) losses	—	270
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(28,564)	(27,582)
Inventories	(27,269)	(43,067)
Accounts payable	32,803	21,621
Income taxes	9,052	(4,639)
Accrued payrolls and other accrued liabilities	(1,463)	(2,255)
Other assets and long-term liabilities	(5,934)	(2,226)

Net cash provided from (used in) operating activities	68,946	4,443

Investing
Expenditures for property, plant and equipment	(26,359)	(18,977)
Proceeds from the sale of assets	10,041	6,570
Business acquisitions, net of cash acquired	(15,944)	(99,223)

Net cash provided from (used in) investing activities	(32,262)	(111,630)

Financing
Cash dividends paid	(19,389)	(16,754)
Increase (decrease) in notes payable	(2,196)	3,975
Borrowings on revolving credit facilities	250,268	86,000
Repayments on revolving credit facilities	(218,768)	(32,500)
Repayments on long-term debt	(115)	(25,951)
Payment of debt issuance costs	(2,220)	—
Cash distributions to noncontrolling interests	(700)	—
Preferred stock redemption	—	(2)
Common stock issued (redeemed), net	(74)	3,054
Issuance (purchase) of treasury stock, net	(21,982)	35

Net cash provided from (used in) financing activities	(15,176)	17,857

Effect of exchange rate changes on cash	11,491	(16,590)

Net increase (decrease) in cash and cash equivalents	32,999	(105,920)

Cash and cash equivalents at beginning of year	122,754	228,674

Cash and cash equivalents at end of year	$155,753	$122,754

A. SCHULMAN, INC.

SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended August 31,		Year ended August 31,
	2011	2010	2011	2010
	Unaudited
	(In thousands, except for %)
Pounds sold to unaffiliated customers
EMEA	311,993	321,650	1,281,066	1,119,039
Americas	166,984	169,644	635,700	387,466
APAC	32,781	33,862	131,626	81,143

Total pounds sold to unaffiliated customers	511,758	525,156	2,048,392	1,587,648

Net sales to unaffiliated customers
EMEA	$394,796	$318,416	$1,533,993	$1,142,523
Americas	145,203	124,811	516,814	363,011
APAC	38,088	32,997	142,148	84,909

Total net sales to unaffiliated customers	$578,087	$476,224	$2,192,955	$1,590,443

Segment gross profit
EMEA	$46,857	$37,602	$197,171	$177,010
Americas	19,949	19,085	71,698	48,213
APAC	4,563	4,207	17,284	11,656

Total segment gross profit	71,369	60,894	286,153	236,879
Asset write-downs	—	—	—	(69)
Inventory step-up	(324)	(1,406)	(607)	(3,942)

Total gross profit	$71,045	$59,488	$285,546	$232,868

Segment operating income
EMEA	$19,813	$12,638	$86,663	$69,393
Americas	1,941	6,986	14,032	12,036
APAC	1,697	538	5,587	2,981

Total segment operating income	23,451	20,162	106,282	84,410
Corporate and other	(3,854)	(4,543)	(25,106)	(20,538)
Interest expense, net	(1,393)	(968)	(5,531)	(3,665)
Foreign currency transaction gains (losses)	(197)	(495)	(1,595)	(884)
Other income (expense)	(354)	273	1,720	2,469
Asset write-downs	(6,225)	(37)	(8,150)	(5,737)
Costs related to acquisitions	(553)	(1,498)	(1,429)	(6,814)
Restructuring related costs	(2,338)	(2,817)	(8,117)	(5,368)
Inventory step-up	(324)	(1,406)	(607)	(3,942)

Income from continuing operations before taxes	$8,213	$8,671	$57,467	$39,931

Capacity utilization
EMEA	67%	74%	76%	87%
Americas	71%	69%	66%	68%
APAC	92%	87%	87%	85%
Worldwide	70%	73%	73%	81%

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

Unaudited

(In thousands, except per share data)

Three months ended August 31, 2011	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
Net sales	$578,087	$—	$—	$—	$—	$—	$578,087
Cost of sales	507,042	—	—	—	(324)	—	506,718
Selling, general and administrative expenses	52,325	—	(553)	—	—	—	51,772
Interest expense, net	1,393	—	—	—	—	—	1,393
Foreign currency transaction (gains) losses	197	—	—	—	—	—	197
Other (income) expense	354	—	—	—	—	—	354
Asset impairment	6,225	(6,225)	—	—	—	—	—
Restructuring expense	2,338	—	—	(2,338)	—	—	—
Curtailment (gains) losses	—	—	—	—	—	—	—

Total costs and expenses, net	569,874	(6,225)	(553)	(2,338)	(324)	—	560,434

Income from continuing operations before taxes	8,213	6,225	553	2,338	324	—	17,653
Provision for U.S. and foreign income taxes	2,107	—	1	53	108	—	2,269

Income from continuing operations	6,106	6,225	552	2,285	216	—	15,384
Income (loss) from discontinued operations, net of tax of $0	—	—	—	—	—	—	—

Net income (loss)	6,106	6,225	552	2,285	216	—	15,384
Noncontrolling interests	(248)	—	—	—	(102)	—	(350)

Net income (loss) attributable to A. Schulman, Inc.	$5,858	$6,225	$552	$2,285	$114	$—	$15,034

Diluted EPS	$0.19						$0.49

Weighted-average number of shares outstanding – diluted	30,721						30,721

Three months ended August 31, 2010	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
Net sales	$476,224	$—	$—	$—	$—	$—	$476,224
Cost of sales	416,736	—	—	—	(1,406)	—	415,330
Selling, general and administrative expenses	46,773	—	(1,498)	—	—	—	45,275
Interest expense, net	968	—	—	—	—	—	968
Foreign currency transaction (gains) losses	495	—	—	—	—	—	495
Other (income) expense	(271)	—	—	(2)	—	—	(273)
Asset impairment	37	(37)	—	—	—	—	—
Restructuring expense	2,545	—	—	(2,545)	—	—	—
Curtailment (gains) losses	270	—	—	(270)	—	—	—

Total costs and expenses, net	467,553	(37)	(1,498)	(2,817)	(1,406)	—	461,795

Income from continuing operations before taxes	8,671	37	1,498	2,817	1,406	—	14,429
Provision for U.S. and foreign income taxes	565	12	6	794	415	967	2,759

Income from continuing operations	8,106	25	1,492	2,023	991	(967)	11,670
Income (loss) from discontinued operations, net of tax of $0	(225)	237	—	—	—	—	12

Net income (loss)	7,881	262	1,492	2,023	991	(967)	11,682
Noncontrolling interests	(10)	—	—	—	—	—	(10)

Net income (loss) attributable to A. Schulman, Inc.	$7,871	$262	$1,492	$2,023	$991	$(967)	$11,672

Diluted EPS	$0.25						$0.37

Weighted-average number of shares outstanding – diluted	31,490						31,490

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

Unaudited

(In thousands, except per share data)

Year Ended August 31, 2011	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
Net sales	$2,192,955	$—	$—	$—	$—	$—	$2,192,955
Cost of sales	1,907,409	—	—	—	(607)	—	1,906,802
Selling, general and administrative expenses	206,406	—	(1,429)	—	—	—	204,977
Interest expense, net	5,531	—	—	—	—	—	5,531
Foreign currency transaction (gains) losses	1,595	—	—	—	—	—	1,595
Other (income) expense	(1,720)	—	—	—	—	—	(1,720)
Asset impairment	8,150	(8,150)	—	—	—	—	—
Restructuring expense	8,117	—	—	(8,117)	—	—	—
Curtailment (gains) losses	—	—	—	—	—	—	—

Total costs and expenses, net	2,135,488	(8,150)	(1,429)	(8,117)	(607)	—	2,117,185

Income from continuing operations before taxes	57,467	8,150	1,429	8,117	607	—	75,770
Provision for U.S. and foreign income taxes	15,782	—	38	874	209	65	16,968

Income from continuing operations	41,685	8,150	1,391	7,243	398	(65)	58,802
Income (loss) from discontinued operations, net of tax of $0	—	—	—	—	—	—	—

Net income (loss)	41,685	8,150	1,391	7,243	398	(65)	58,802
Noncontrolling interests	(689)	—	—	—	(102)	—	(791)

Net income (loss) attributable to A. Schulman, Inc.	$40,996	$8,150	$1,391	$7,243	$296	$(65)	$58,011

Diluted EPS	$1.32						$1.86

Weighted-average number of shares outstanding – diluted	31,141						31,141

Year ended August 31, 2010	As Reported	Asset Write-downs	Costs related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
Net sales	$1,590,443	$—	$—	$—	$—	$—	$1,590,443
Cost of sales	1,357,575	(69)	—	—	(3,942)	—	1,353,564
Selling, general and administrative expenses	179,821	—	(6,814)	—	—	—	173,007
Interest expense, net	3,665	—	—	—	—	—	3,665
Foreign currency transaction (gains) losses	884	—	—	—	—	—	884
Other (income) expense	(2,425)	—	—	(44)	—	—	(2,469)
Asset impairment	5,668	(5,668)	—	—	—	—	—
Restructuring expense	5,054	—	—	(5,054)	—	—	—
Curtailment (gains) losses	270	—	—	(270)	—	—	—

Total costs and expenses, net	1,550,512	(5,737)	(6,814)	(5,368)	(3,942)	—	1,528,651

Income from continuing operations before taxes	39,931	5,737	6,814	5,368	3,942	—	61,792
Provision (benefit) for U.S. and foreign income taxes	(4,419)	127	6	1,198	1,036	15,448	13,396

Income from continuing operations	44,350	5,610	6,808	4,170	2,906	(15,448)	48,396
Income (loss) from discontinued operations, net of tax of $0	(239)	237	—	—	—	—	(2)

Net income (loss)	44,111	5,847	6,808	4,170	2,906	(15,448)	48,394
Noncontrolling interests	(221)	—	—	—	—	—	(221)

Net income (loss) attributable to A. Schulman, Inc.	$43,890	$5,847	$6,808	$4,170	$2,906	$(15,448)	$48,173

Diluted EPS	$1.57						$1.72

Weighted-average number of shares outstanding – diluted	27,976						27,976

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

EBITDA Excluding Certain Items Reconciliation

Unaudited

(In thousands)

	Three months ended August 31,		Year ended August 31,
	2011	2010	2011	2010
Income from continuing operations before taxes	$8,213	$8,671	$57,467	$39,931

Adjustments (pretax):
Depreciation and amortization	9,861	9,957	40,274	27,380
Interest expense, net	1,393	968	5,531	3,665
Asset write-downs	6,225	37	8,150	5,737
Costs related to acquisitions	553	1,498	1,429	6,814
Restructuring related costs	2,338	2,817	8,117	5,368
Inventory step-up	324	1,406	607	3,942

EBITDA excluding certain items	$28,907	$25,354	$121,575	$92,837

A. SCHULMAN, INC.

NON-GAAP SUPPLEMENTAL SEGMENT COMPARISON INFORMATION

Unaudited

(In Millions)

Three Months Ended November 30, 2009
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	304.2	151.8	37.1	—	493.1
Net sales to unaffiliated customers	$312.4	$107.2	$33.3	$—	$452.9
Gross profit before certain items	$56.1	$15.9	$4.1	$—	$76.1
Segment operating income before certain items	$27.0	$4.6	$1.0	$—	$32.7
Corporate and other	—	—	—	(6.3)	(6.3)

Income (loss) from continuing operations before certain non-segment related items	$27.0	$4.6	$1.0	$(6.3)	$26.4

Three Months Ended February 28, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	293.8	144.2	31.2	—	469.2
Net sales to unaffiliated customers	$285.2	$101.1	$29.1	$—	$415.5
Gross profit before certain items	$45.6	$13.8	$3.5	$—	$62.9
Segment operating income before certain items	$9.7	$2.2	$0.5	$—	$12.4
Corporate and other	—	—	—	(7.4)	(7.4)

Income (loss) from continuing operations before certain non-segment related items	$9.7	$2.2	$0.5	$(7.4)	$5.0

Three Months Ended May 31, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	339.0	156.4	33.2	—	528.6
Net sales to unaffiliated customers	$337.4	$117.6	$33.9	$—	$488.8
Gross profit before certain items	$51.7	$16.1	$4.1	$—	$71.8
Segment operating income before certain items	$23.9	$4.4	$0.4	$—	$28.6
Corporate and other	—	—	—	(6.4)	(6.4)

Income (loss) from continuing operations before certain non-segment related items	$23.9	$4.4	$0.4	$(6.4)	$22.2

Three Months Ended August 31, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	321.9	169.6	33.9	—	525.4
Net sales to unaffiliated customers	$318.4	$124.8	$33.0	$—	$476.2
Gross profit before certain items	$37.6	$19.1	$4.2	$—	$60.9
Segment operating income before certain items	$12.6	$7.0	$0.5	$—	$20.2
Corporate and other	—	—	—	(4.5)	(4.5)

Income (loss) from continuing operations before certain non-segment related items	$12.6	$7.0	$0.5	$(4.5)	$15.6

Note: The results above include ICO as if the Company had owned ICO at the beginning of fiscal year 2010. The results exclude certain one-time charges and acquisition related items discussed above and include a consistent estimated amount of purchasing accounting- related depreciation and amortization expense for each period. Numbers may not add up due to rounding.